Exhibit 99.1
NEWS RELEASE
June 30, 2006
FOR IMMEDIATE RELEASE
Washington, DC
CHIEF OPERATING OFFICER
MARY CATHERINE SNEED LEAVES RADIO ONE
Washington, DC: June 30, 2006—Radio One, Inc. (“Radio One”) (NASDAQ:ROIAK and ROIA) announced today that Mary Catherine Sneed, Chief Operating Officer, has left Radio One to pursue other interests.
Alfred Liggins, President and Chief Executive Offer of Radio One will serve as acting COO until a permanent replacement is named.
“Mary Catherine has been a valuable contributor to Radio One over the years and we wish her well in her future endeavors,” said Mr. Liggins.
Ms. Sneed served as COO of Radio One since January 1998 and prior to that was General Manager of Radio One of Atlanta, which was acquired by Radio One.
Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2005 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. Including announced acquisitions, Radio One owns and/or operates 71 radio stations located in 22 urban markets in the United States and reaches approximately 14 million listeners every week. Radio One also owns approximately 36% of TV One, LLC (www.tvoneonline.com), a cable/satellite network, programming primarily to African-Americans, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One owns 51% of Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, a leading urban media personality. Radio One also syndicates the only national African-American news/talk network on free radio and programs XM 169 The Power, an African-American news/talk channel on XM Satellite Radio.
CONTACT: Radio One, Inc.
Alfred C. Liggins, 301-429-2643